                                                                    EXHIBIT 10.1



FOR IMMEDIATE RELEASE                                                       NEWS
November 4, 1997                                                     Nasdaq-COYT


                  COYOTE SPORTS TO ACQUIRE UNIFIBER CORPORATION

  Transaction Should Increase Coyote's 1998 Net Sales By Approximately 50% And Position The Company As A Major Global Provider Of High-End Golf Club Shafts

BOULDER, Colorado - Coyote Sports, Inc. (Nasdaq-COYT), a leading provider of recreational products and sports equipment to the golf, cycling and winter sports industries, today announced plans to acquire Unifiber Corporation, a graphite golf shaft manufacturer that reported sales of $23 million in fiscal 1997.

James Probst, COO of Coyote Sports, said the two companies have signed a letter of intent calling for Coyote Sports to purchase 100% of privately-held Unifiber. Coyote Sports plans to obtain additional private debt or equity financing to complete the purchase. The transaction, which is subject to due diligence, financing and execution of a definitive agreement, is expected to close in the first quarter of 1998.

Management believes the acquisition will increase Coyote's net sales from golf shafts by more than 100% and will significantly increase Coyote's annual net sales on a consolidated basis. Coyote Sports, which expects to report sales in excess of $25 million in 1997, has grown rapidly since inception by virtue of an aggressive acquisition strategy that targets growht companies within the sports equipment and recreational products industries.

Unifiber, based in San Diego, CA, manufactures high-end graphite shafts for such leading golf club makers as Callaway, Goldwin, Lynx and Prince. Unifiber reported $23 million in fiscal 1997 revenue, up from $19.3 in fiscal 1996.

"The planned acquisition of Unifiber is a major step forward in our strategy to become a fully integrated, global sports manufacturing company," said Probst. "Unifiber's line of premium graphite shafts is highly complementary to our own Apollo line of graphite and steel shafts, and will enable Coyote to rapidly and significantly expand its share of the worldwide golf shaft market."

Probst noted that Coyote and Unifiber have several customers in common, and on a combined basis provide shafts to many of the world's leading golf club manufacturers.

The strong synergies in technology, products and customer base should lead to new market opportunities and improved operating efficiencies which, in turn, should result in increased margins and profitability,' Probst said.

Coyote Sports, Inc., is a diversified sports manufacturing company that specializes in golf (Apollo shafts), cycling (Reynolds premium cycle tubing), ski poles (ICE USA) in addition to together sports products that use graphite and other advance composite materials. Coyote has operation in the United States and the United Kingdom and anticipates commencing operation in Malaysia in 1998.

Certain oral and written statements of management of the Company included in this press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. The accuracy of such statement cannot be guaranteed as they are subject to a variety of risks, including but not limited to, the integration of new companies and spending for sports equipment and recreational products, intense competition, including the entry of new competitors, the Company's ability to obtain additional debt or equity financing, unexpected costs, lower sales than forecasted, loss of significant customers as well as other factors.

CONTACT:

Coyote Sports, Inc.
Mel Stonebraker, CEO
Or James Probst, CFO/COO
303-417-0942